EXHIBIT 10.6

211 Quality Circle
College Station, TX USA
Tel: +1 979 691 7700
careers.cognizant.com

November 25, 2019

Re: Offer of Employment

Dear Becky:

Cognizant Technology Solutions U.S. Corporation (“Cognizant”) is pleased to extend an offer of employment, in the position of Chief People Officer, at Executive Vice President Level. You will report to the Chief Executive Officer. Cognizant reserves the right to make any changes or modifications to your position in the future that it believes is in the best interest of the Company's business goals and needs, subject to the terms of the Executive Employment Agreement. Your scheduled start date will be February 3, 2020. If for any reason, the first day of employment needs to be altered, it may be done so upon written agreement by both parties.

As this offer is for a position that is expected to be an “executive officer” position as such term is defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (the “’34 Act”) and an “officer” position as such term is defined in Section 16 of the ’34 Act, the terms of this offer letter and your appointment to the position contemplated hereby are subject to the approval of the board of directors (the “Board”) and the Management Development and Compensation Committee of the board of directors (the “Compensation Committee”) of Cognizant Technology Solutions Corporation (“CTSC”), the publicly-traded indirect parent company to Cognizant. This offer letter and your appointment are anticipated to be presented to the Board and the Compensation Committee for consideration at meetings scheduled to occur in early December 2019. This offer is also contingent on the following:
•Your signing and returning of this offer letter within 14 calendar days of the date of this letter;
•The successful and satisfactory completion of your references and background verification;
•Your satisfactory completion of the form of Directors and Officers Questionnaire for executive officers of CTSC;
•Your entering into an Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement with CTSC (the “Executive Employment Agreement”) in the form attached hereto as Exhibit A on or prior your start date with Cognizant;
•Satisfactory completion of all new hire paperwork received electronically; and
•Satisfactory verification of employment eligibility and authorization to work in the United States. You will need to present documentation of identity and employment eligibility, and complete a Form I-9 Employment Eligibility Verification form within the first 3 business days of your employment. In compliance with the Immigration Reform and Control Act of 1986, your employment at Cognizant is contingent on presenting adequate documentation within the mandatory time frame.
Employment with Cognizant is “at-will”, meaning that it is not for any specific period of time and can be terminated by either you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.

The terms and conditions of your employment with Cognizant are described below:

CASH COMPENSATION:

BASE SALARY: You will be paid USD $27,083.33 per pay period equivalent to an annual base salary of USD $650,000.00. You will be paid your salary on the 15th and last working day of each month in accordance with the Company's current payroll policies and practices.

ANNUAL CASH INCENTIVE: You will also be eligible for a target annual cash incentive equal to 1x your annual base salary and on terms generally in alignment with the other executive officers of CTSC; provided, however, the terms of the annual cash incentive, including the performance metrics and targets, any discretionary component and any aspect that is tailored to a particular executive or group of executives in a manner aligned to the responsibilities of and performance goals established for such executive or group of executives, will be determined by the Compensation Committee in its sole discretion. The annual cash incentive will be paid to you only if you are still active on the Company's payroll on the date the annual cash incentive is paid to executives generally and in one single payment.

RESTRICTED STOCK UNITS: Subject to approval by the Compensation Committee, you will be granted restricted stock units of CTSC with vesting based on duration of employment (“RSUs”) and restricted stock units of CTSC with vesting based on the satisfaction of performance criteria and duration of employment (“PSUs”), as provided under Article Nine of CTSC’s 2017 Incentive Award Plan and subject to the vesting and other terms set forth herein and the terms and conditions of the Plan and the forms of Restricted Stock Unit Award Agreement, in the case of RSUs, and Performance-Based Restricted Stock Unit Award Agreement, in the case of PSUs, approved by the Committee under the Plan.

The RSUs and PSUs to be awarded to you hereby will be granted on the first date on or after the date you join Cognizant that is the 1st day of a month or the 15th day of a month (the “Grant Date”). All vestings of RSUs and PSUs granted to you are subject to your remaining in employment with Cognizant through the applicable vesting date.

RSUs:
Your targeted annual compensation in the form of RSUs (using the grant date value of awards) will be USD $1,250,000.00. To provide such targeted annual compensation, on the Grant Date you will receive an award of RSUs with a Grant Date value (i.e., based on the closing share price of CTSC on such date) of USD $3,750,000.00 that vests in twelve successive quarterly instalments, with 12th of such RSUs vesting on the three-month anniversary of the Grant Date (the “First Quarterly Vesting Date”), and an additional 1/12th of such RSUs vesting on each three-month anniversary of the First Quarterly Vesting Date until all such RSUs shall have vested.

On the Grant Date you will also receive a one-time, non-recurring award of RSUs for joining Cognizant. Such award of RSUs will have a Grant Date value of $2,500,000.00 and will vest in twelve successive quarterly instalments, with 12th of such RSUs vesting on the First Quarterly Vesting Date, and an additional 1/12th of such RSUs vesting on each three-month anniversary of the First Quarterly Vesting Date until all such RSUs shall have vested.

PSUs:
Your targeted annual compensation in the form of PSUs (using the grant date value of awards) will be USD $1,250,000.00. On the date you join Cognizant or such later date during the first calendar quarter of 2019 that the Compensation Committee makes the annual awards of PSUs to be made to executive officers of CTSC generally, you will receive an award of PSUs with a grant date value of USD $1,250,000.00 and on terms generally in alignment with the other executive officers of CTSC; provided, however, that the terms of the PSUs, including the performance metrics, targets and measurement period, any discretionary component and any aspect that is tailored to a particular executive or group of executives in a manner aligned to the responsibilities of and performance goals established for such executive or group of executives, will be determined by the Compensation Committee in its sole discretion.

SIGNING BONUS: In connection with this offer, you are eligible to receive a signing bonus of USD $600,000.00, which you will receive in two installments to be provided as follows.  The first installment of USD $300,000.00 will be paid to you in the first paycheck occurring after 30 days of the start of your employment with Cognizant.  The second installment of USD $300,000.00 will be paid to you after 6 months of employment with Cognizant, pursuant to Cognizant’s ordinary payroll processes. You must be active on the Company's payroll and in good standing as of the payment date to receive any installment payment.  In the unlikely event that you voluntarily leave Cognizant or are involuntarily terminated for Cause (as defined in the Executive Employment Agreement) within 12 months of your start date, by signing this offer you agree to reimburse the Company for any of these installment amounts paid to you.
If your employment is terminated without Cause, you resign for Good Reason or you die or suffer a Disability (all terms as defined in the Executive Employment Agreement), you shall be paid any unpaid portion of the Signing Bonus as if you had remained employed. RELOCATION ASSISTANCE PAYMENT: You will be paid a one-time cash lump sum of USD $50,000.00 to assist with relocation expenses. This payment (and the gross-up) will be paid within 30 days of your start date. The USD $50,000 will be grossed up for applicable taxes.
VACATION: You will be entitled to 20 days of personal leave, plus normal Cognizant holidays, subject to Cognizant's applicable accrual and carry-over rules.

BENEFITS: As a full-time, regular employee of Cognizant, you will be eligible to receive benefits that Cognizant offers subject to applicable vesting periods and eligibility requirements.

COMPLIANCE WITH COMPANY POLICIES: As an employee of Cognizant, you will be expected to comply with Cognizant’s personnel and other policies, including, but not limited to, Cognizant’s policy requiring your ongoing compliance with the NDA, and Cognizant’s policies prohibiting discrimination and unlawful harassment, conflicts of interest and violation of any applicable laws in the course of performing your job duties and responsibilities. You also agree to adhere to all confidentiality obligations of any previous employer, that you will not bring any confidential information from your prior employer to Cognizant or provide such confidential information to Cognizant, and that you will not use any such confidential information for any purpose in the course of your employment at Cognizant.

DEDUCTIONS AND WITHHOLDINGS: All components of your compensation and benefits will be subject to all applicable federal and state tax withholdings and deductions as required by law and any other deductions or withholdings as authorized by you.

OFFER ACCEPTANCE: If you accept this offer, and the conditions of this offer are satisfied, this letter and the Executive Employment Agreement shall constitute the complete agreement between you, Cognizant and CTSC with respect to the terms and conditions of your employment. Any representations, promises or agreements, whether written or oral, that are not expressly written in this letter or are contrary to or conflict with this letter, which may have been made to you by any person, are expressly replaced by this letter. The terms and conditions of your employment pursuant to this letter may not be changed except as otherwise expressly specified in this letter or the Executive Employment Agreement.

We will be delighted to have you join us. If the foregoing is acceptable to you, please print, sign, date, and scan all pages as one document and return to the Company. Please retain a copy for your records. Please be sure to complete pre-joining documents on our Welcome Center per the instructions that will be sent to you shortly.

If you have any questions regarding the contents of this letter, employment with Cognizant or the enclosed materials, please contact Jim Lennox.

Sincerely,

James P. Lennox
Global Chief People Officer
Cognizant Technology Solutions U.S. Corporation

I HAVE READ, UNDERSTAND AND ACCEPT THE ABOVE OFFER OF EMPLOYMENT AND AGREE TO THE TERMS AND CONDITION SET FORTH ABOVE:

Becky Schmitt
Name

/s/ Becky Schmitt
Signature

11/26/2019
Date (Month, Day, Year) or (MM/DD/YY)